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                               AMENDMENT AGREEMENT

         Amendment AGREEMENT, effective as of November 30, 2001, by and between Portfolio Partners, Inc., a company organized under the laws of the state of Maryland (the "Company") and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank").

         WHEREAS the Company and Investors Bank entered into a Custodian Agreement dated August 11, 1997 (the "Custodian Agreement"); and

         WHEREAS, the Company and Investors Bank desire to amend the Custodian Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.
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(a) The second "Whereas" clauses on page one of the Custodian Agreement is hereby amended by deleting such "Whereas" clause in its entirety and inserting in lieu thereof the following:

         "WHEREAS, the Company, for which Aetna Life Insurance and Annuity Company ("Adviser") serves as investment adviser, desires to retain the Bank to serve as the Company's custodian for each such existing investment series ("Series"), as set forth on Appendix A hereto, as well as for some or all of any additional Series created by the Company in the future (and as may be added to Appendix A hereto by amendment) and the Bank is willing to serve as custodian for each such Series on the terms set forth herein;"

(b) Section 1 of the Custodian Agreement is hereby amended by deleting such
Section 1 in its entirety and inserting in lieu thereof the following:

         "Bank Appointed as Custodian. The Company hereby appoints the Bank as
         -----------------------------
         custodian of its Portfolio Securities and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement the Company agrees to pay to the Bank fees as may be agreed to from time to time in writing between the parties."

(c) Section 13 of the Custodian Agreement is hereby amended by deleting such
Section 13 in its entirety and by inserting in lieu thereof, the following:

         "Additional Services. The Bank shall perform the additional services
         ---------------------
         for the Company as are set forth on Appendix C hereto."
                                             ----------

(d) Section 14.5 of the Custodian Agreement is hereby amended by deleting such
Section 14.5 in its entirety and by inserting in lieu thereof, the following:

         "Fees and Expenses of the Bank. For the services rendered by the Bank
         -------------------------------
         hereunder, the Company will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Company will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank


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         as provided herein. The Bank will also be entitled to reimbursement by the Company for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

         Fees and expenses will be calculated monthly. Fees and expenses owed to the Bank for any month may be charged against any cash balance held by the Company beginning on the fifth (5th) business day after the end of such month based on information then available. Fees charged to an account may result in an overdraft that will be subject to normal interest charges. The Company will have thirty (30) days after the receipt of an invoice to dispute any charge that appears on such invoice. After such thirty (30) day period, the invoice will be deemed to be complete and accurate and may no longer be disputed."

(e) Appendix A to the Custodian Agreement is hereby amended by deleting such
    ----------
Appendix A in its entirety and replacing it with Appendix A attached hereto as
----------
Exhibit I.

2.       Miscellaneous.
         --------------
         (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]
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         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

                                        INVESTORS BANK & TRUST COMPANY


                                        By:  _________________________________

                                        Name:  ___________________________+___

                                        Title:  ______________________________


                                        PORTFOLIO PARTNERS, INC.


                                        By:  _________________________________

                                        Name:  _______________________________

                                        Title:  ______________________________







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                                                                       EXHIBIT I

                                   Appendix A

                                Part I Portfolios
                                -----------------

                         MFS Emerging Equities Portfolio

                          MFS Research Growth Portfolio

                           MFS Value Equity Portfolio

                     Scudder International Growth Portfolio

                      T. Rowe Price Growth Equity Portfolio

                               Part II Portfolios
                               ------------------

                     Goldman Sachs Capital Growth Portfolio

                       Salomon Brothers Capital Portfolio

                         OpCap Balanced Value Portfolio

                   Brinson Tactical Asset Allocation Portfolio

                          DSI Enhanced Index Portfolio

                   Salomon Brothers Investors Value Portfolio

                             Alger Growth Portfolio

                       Alger Aggressive Growth Portfolio